Exhibit 10.01

[Cardinal Health Letterhead]

November 8, 2006

Mark Parrish

Cardinal Health

7000 Cardinal Place

Dublin, OH 43017

Dear Mark:

It is with great pleasure that I confirm in writing your promotion and the terms of your employment in your new position with Cardinal Health, Inc. (the “Company” or “Cardinal Health”). This letter will replace your existing employment agreement dated September 2, 2005, which you agree will no longer apply:

1.	Your new position will be CEO Healthcare Supply Chain Services. In this position, you will be reporting directly to me. During your employment, you will also serve on the Executive Leadership Team of Cardinal Health. The effective date of your appointment to this position is November 8, 2006.

2.	Your annual base salary will be $700,000.00, and your cash compensation profile will be reviewed at regular annual intervals by the Human Resources and Compensation Committee of the Board of Directors (Compensation Committee), along with all other officers of Cardinal Health.

3.	You will continue to participate in our Management Incentive Plan (MIP). Your target annual incentive will be 100% of your base salary. Your base salary and incentive for the remainder of fiscal year 2007 (ending June 30, 2007) will be ratably adjusted to reflect the compensation of your new position.

4.	You will also continue to participate in the Long-Term Incentive Cash Program for Fiscal Years 2006 – FY2008 (LTICP). Your target opportunity in the LTICP is your cumulative MIP payouts during the performance period.

5.	Upon appointment to your new position, you will receive an award of 35,000 Cardinal Health stock options along with an award of 5,000 Cardinal Health restricted share units (RSUs). These and the equity grants made in August 2006 will represent your fiscal year 2007 awards. Your additional award of 35,000 stock options will vest in annual installments of 25% on each of the first four anniversaries of the grant date. The additional award of 5,000 restricted share units will vest in annual installments of 33.33% on each of the first three anniversaries of the grant date. The grant date of these awards will be November 15, 2006. You will be eligible for the next regular annual award of stock or stock options in fiscal year 2008. Standard terms and conditions will apply to these equity awards. The RSUs awarded pursuant to this Paragraph 5 will also be subject to deferred payment if you so elect on the enclosed election form.

Mark Parrish

November 8, 2006

6.	Upon appointment to your new position, you will also be awarded a special equity award of 35,000 Cardinal Health restricted share units. This special award of RSUs will vest in full on the third anniversary of the grant date. If you are terminated without cause or if you terminate with “good reason” (as defined in paragraph 8 below), RSUs granted under this special equity award will vest in full on the date of such termination. The grant date of this award will also be November 15, 2006. Other than the special vesting provision described above, standard terms and conditions will apply to the special equity award. 30,000 of the RSUs under this special equity award will also be subject to deferred payment until 6 months after your separation from employment with the Company.

7.	You will continue to be eligible to participate in and receive benefits under other Cardinal Health employee benefit plans and programs (e.g., plans and programs that provide medical, life insurance and other welfare and retirement benefits as well as the Company’s savings, employee stock purchase and deferred compensation plans) to the same extent as, and on the same terms and conditions as, other similarly situated executives of the Company.

8.	If your employment is terminated by the Company without cause, or if you voluntarily terminate your employment for “good reason,” (either event being a “Payment Termination”), the Company will provide you with severance equal to the sum of twelve months of your base salary as in effect on the day immediately prior to the date of termination plus your target annual bonus for the fiscal year of the Company in which your termination occurs, such amount to be divided into twelve (12) equal installments. Your severance will be paid in equal monthly installments over the 12 month period following the Payment Termination event. In addition, if you are not yet age 55 at the time of a Payment Termination, you will be “bridged” to retirement by deeming the termination to occur at or after your attainment of age 55, regardless of your actual age at that time, with such a termination qualifying as a “retirement” under the terms of your outstanding equity awards as well as other applicable plans, subject to the terms of such awards and plans, including the plans under which the equity awards were made. In addition to the benefits of termination by reason of retirement under the terms of your outstanding equity awards and other applicable plans, the effect of a “retirement” under any equity awards that do not already provide for ratable vesting will be to result in the ratable vesting of any unvested stock options or RSUs based on the portion of the remaining vesting period elapsed at the date of the Payment Termination. You will be considered to have “good reason” to voluntarily terminate employment only if there is a material diminution of your duties. However, a change in your reporting relationship will not alone constitute such a diminution. If the severance payments are subject to Section 409A of the Internal Revenue Code, Cardinal Health may delay payment of the first seven (7) months of severance payments until after six (6) months and one day from the date of your termination of employment. If payment is delayed, seven (7) installments shall be payable, with interest as described below, as soon as administratively practicable after the date which is six (6) months after the termination date, and one (1) installment shall be payable each month thereafter for a total of five (5) additional months, with interest credited to the first seven (7) installments as determined based on the “Prime Rate” (as published in the Wall Street Journal) to the date of payment as though one such installment were allocated to each month between the termination date and the date of payment.

Mark Parrish

November 8, 2006

9.	If any payments, distributions, accelerated vesting or other benefits (“Payments”) are provided in connection with a change in control of the Company such that they would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Payments will be reduced to the extent necessary so that no portion of the Payments will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. This reduction will only occur, however, if, as a result, the net after-tax benefit to you exceeds the net after-tax benefit if no reduction is made. For this purpose, the net after-tax benefit shall be calculated by the Company’s independent certified public accountants based on then applicable federal, state, local and foreign income and employment taxes computed at the maximum marginal rate, and the excise tax under Section 4999 of the Internal Revenue Code. If it is determined that the Payments will be reduced, you will be permitted to decide which Payments are to be reduced.

10.	Employment with Cardinal Health is not for any definite period of time and is terminable, with notice, at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment. However, you agree to be bound by the terms of the attached covenants related to confidentiality and protection of the Company’s business interests. This agreement must be signed and delivered to the Company on or before the effective date of your appointment to your new position. In addition, if any of the provisions of this letter agreement are determined to result, directly or indirectly, in a violation of Internal Revenue Code Section 409A, they will be amended to conform to the requirements of such Code Section.

Mark, congratulations on your new position. We all look forward to working with you in your new role.

Sincerely,

/s/ R. Kerry Clark
R. Kerry Clark

Enclosures

cc: Human Resources

I accept the above terms and conditions of my continued employment and acknowledge that my September 2, 2005 employment agreement is no longer in effect:

/s/ Mark W. Parrish	11/9/06
Mark Parrish	Date

Confidentiality and Business Protection Agreement

This Confidentiality and Business Protection Agreement (“Agreement”) is hereby entered into by and between Mark Parrish (“Executive”) and Cardinal Health, Inc., an Ohio Corporation (the “Company”) effective as of November 8, 2006.

It is hereby agreed as follows:

1. Consideration and Acknowledgements. The parties acknowledge that the provisions and covenants contained in this Agreement are ancillary and material to, and in consideration of, the employment letter agreement between the parties effective as of November 8, 2006, and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Agreement do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 9(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provisions of this Agreement would not violate any fundamental public policy of Ohio or any other jurisdiction.

2. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Cardinal Group”), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive’s violation of this Agreement) (“Confidential Information”). For the purposes of this Agreement, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive’s employment.

3. Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Agreement), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease their relationship with the Cardinal Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the Cardinal Group. The “Restricted Period” means the period of Executive’s employment with the Cardinal Group (without regard to any period during which Executive serves as a consulting employee) and the additional period ending eighteen (18) months after the Executive’s date of termination of employment or date of retirement, as applicable.

4. No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service, or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive’s employment or date of termination of employment, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.

5. No Competition — Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the Cardinal Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the Cardinal Group (each such person described, and not excepted, as a customer, potential customer or a competitor under Section 4 or this Section 5 of this Agreement is a “Competitor”).

6. No Disparagement.

(a) The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive’s employment or any aspect of the businesses of Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the Cardinal Group or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.

(b) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or may arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive, taking into account the Executive’s business and personal affairs, and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

7. Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive’s employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees at all times to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

8. Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Sections 4 and 5, is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Agreement; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Agreement would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Agreement or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Ohio in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file for the Executive at the Company.

If to the Company:	Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

(d) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

Execution Date: November 7, 2006

/s/ Mark W. Parrish
MARK PARRISH

/s/ R. Kerry Clark
CARDINAL HEALTH, INC.
Execution Date: November 8, 2006
By:	Kerry Clark
Its:	President and Chief Executive Officer